Exhibit 10.1(a)

S19-520, S20-243: SUN&MLI	EXCLUSIVE LICENSE AGREEMENT WITH EQUITY	8/1/2022

EXCLUSIVE LICENSE AGREEMENT WITH EQUITY

This Agreement between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (“Stanford”), an institution of higher education having powers under the laws of the State of California, and Syncopation Life Sciences (“Syncopation”), a corporation having a principal place of business at 628 Middlefield Rd, Palo Alto, CA 94301, is effective on the 1st day of August, 2022 (“Effective Date”).

1.	BACKGROUND

Stanford has assignment of inventions on predictive biomarker for response to immunotherapy and T cells engineered to overcome therapy resistance. They are entitled:

“CARs Engineered to Overcome Loss of CD58,” and is described in Stanford Docket S19-520. The invention was made in the course of research supported by the National Institutes of Health and the Parker Institute of Cancer Immunotherapy (“PICI”).

“Predictive Biomarker for Response to Immunotherapy,” and is described in Stanford Docket S20-243. The invention was made in the course of research supported by the National Institutes of Health, the Leukemia and Lymphoma Society (“LLS”) and the Parker Institute of Cancer Immunotherapy (“PICI”).

PICI is a consortium comprising universities and research institutions (“Parker Member Institutions”) that have signed a Master Collaboration Agreement dated as of July 1, 2015 (the “MCA”) and are under mutual obligations of confidentiality. Individual researchers, many of whom are faculty members of Parker Member Institutions, have also signed agreements with Parker, making them Member Researchers (as defined in the MCA) of the Parker consortium. Certain intellectual property invented by Member Researchers, including the disclosures comprising the inventions, are considered Subject IP (as defined in the MCA) under the MCA. PICI has certain rights in the Subject IP under the terms of the MCA. Since Dr. Crystal Mackall is a Member Researcher of PICI, the inventions listed above are considered Subject IP under the MCA. Consistent with the terms of the MCA and as between Stanford and PICI, Stanford retains sole ownership of the inventions and has the sole power and authority to grant an exclusive license to, and rights to Prosecute and enforce, Subject IP in consultation with PICI to Syncopation or any other third party. PICI was consulted and has granted consent to include the above listed inventions and license terms in this Agreement.

Stanford wants to have the inventions perfected and marketed as soon as possible so that resulting products may be available for public use and benefit.

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2.	DEFINITIONS Whenever used in this Agreement with an initial capital letter, the following terms, whether used in the singular or the plural, shall have the meanings specified below.

2.1

“Affiliates” means any person, corporation, or other business entity which controls, is controlled by, or is under common control with Syncopation; and for this purpose, “control” of a corporation means the direct or indirect ownership of more than fifty percent (50%) of its voting stock, and “control” of any other business entity means the direct or indirect ownership of greater than a fifty percent (50%) interest in the income of such entity.

2.2

“Biological Materials” means: (a) the tangible materials listed in Appendix C and provided by Stanford to Syncopation, their progeny and unmodified derivatives and unmodified fragments generated therefrom by Syncopation (“Materials”); (b) any material created by or on behalf of Syncopation to the extent it incorporates the Materials; or (c) material contained in or produced by the Materials, including cells, DNA, RNA or secreted products or encoded products, in each case, obtained by Syncopation from the Materials.

2.3	“Change of Control” means the first to occur of the following:

(A)

acquisition of ownership—directly or indirectly, beneficially or of record—by any Third Party that was not an Affiliate prior to the Change of Control (within the meaning of the Exchange Act and the rules of the SEC or equivalent body under a different jurisdiction) of the capital stock of Syncopation representing more than 50% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding capital stock of Syncopation (provided, however, that this Section 2.3(A) shall exclude an equity financing undertaken primarily for the purpose of raising working capital); and/or

(B)	the sale of all or substantially all Syncopation’s assets and/or business to which this Agreement relates, in one transaction or in a series of related transactions.

2.4

“Combination Product” means any single product that contains a Licensed Product and one or more other active therapeutic ingredients or functional components necessary or used for formulation or delivery of such product that are not Licensed Products (each referred to as a “Combination Product Component”), where (a) if such Combination Product Component were removed from such combined Licensed Product, the manufacture, use, sale or import of the remaining product in or into a particular country would infringe, but for the licenses granted herein, the Licensed Patent in such country, (b) such Combination Product Component could, if so formulated or designed, be sold separately from such combined Licensed Product and (c) such Combination Product Component has independent economic value such that the market price of such combined Licensed Product is or would be higher as a result of the inclusion of such Combination Product Component into such combined Licensed Product than the market price for the applicable product not in combination with such Combination Product Component.

2.5

“Commercially Reasonable Efforts” means, with respect to Syncopation, that Syncopation will use the level of effort that would reasonably be undertaken by a similarly situated company in the same industry if it were entrusted with the exercise of rights under an Exclusive patent license to develop and commercialize a biotechnology or pharmaceutical product that is at a

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similar stage in its development or product life, taking into account, among other considerations, actual and potential safety issues, efficacy, product profile, stage of development or life cycle status, actual and projected development, marketing approval, manufacturing and commercialization costs that are generally taken into account by a similarly situated company. Under no circumstances will the level of effort be less than the level of effort that would reasonably be undertaken by a similarly situated company in the same industry, taking into account the considerations described above, with respect to: (a) diligently developing and manufacturing Licensed Products, (b) marketing Licensed Products in quantities calculated to address anticipated market demand once marketing has begun, and (c) prior to obtaining the first governmental approval to market a Licensed Product, seeking any needed governmental approvals for marketing Licensed Products with reasonable diligence in supplying indicated information to, and replying to, appropriate governmental offices in the process. Commercially Reasonable Efforts shall in no case involve a shelving of the development, marketing or sale of Licensed Products for more than [***], or, prior to obtaining governmental approval for the marketing of a Licensed Product, suspension for more than [***] of the diligent pursuit of any needed governmental approval for marketing of all Licensed Products; provided that, for clarity, a Licensed Product shall not be deemed “shelved” if Syncopation is, with respect to such Licensed Product, in compliance with the diligence obligations provided in Appendix A, as may be extended pursuant to Section 6.2, or if the development, marketing (or the pursuit of any needed governmental approval for marketing), or sale of any Licensed Product is ceased or suspended for any reasons outside the reasonable control of Syncopation, its Affiliates or Sublicensees, including without limitation for technical difficulties or delays in clinical studies or regulatory processes that are outside of the reasonable control of Syncopation, its Affiliates or Sublicensees.

2.6	“Development Candidate” means any therapeutic candidate that is a Licensed Product nominated by the board of Syncopation to advance into IND-enabling studies.

2.7	“Exclusive” means that, subject to Sections 3 and 5, Stanford will not grant further licenses under the Licensed Patents in the Licensed Field of Use in the Licensed Territory.

2.8

“First Commercial Sale” means, with respect to a Licensed Product, the first transfer or sale of such Licensed Product, for value, by Syncopation, its Affiliates or a Sublicensee, to a Third Party for distribution to or use by an end user customer, after receipt of all applicable regulatory approval for marketing of such Licensed Product in the applicable territory, provided that (i) sales or transfers between and among Syncopation and its Affiliates or Sublicensees, unless the Affiliate or Sublicensee is the last entity in the distribution chain or end user of the Licensed Product and such sale or transfer is above cost, and (ii) sales or transfers at or below cost for bona fide (a) clinical studies, (b) experimental use, and/or (c) compassionate use exemptions or similar charitable purposes shall not, in each case of (i) and (ii), be deemed a First Commercial Sale.

2.9	“Fully-Diluted Basis” means the total number of shares of Syncopation’s issued and outstanding common stock, assuming:

(A)	the conversion of all issued and outstanding securities convertible into common stock;

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(B)	the exercise of all issued and outstanding warrants or options, regardless of whether then exercisable; and

(C)	the issuance, grant, and exercise of all securities reserved for issuance pursuant to any Syncopation stock option or equity incentive plan then in effect.

2.10	“Licensed Field of Use” means development of human therapeutic and diagnostic products.

2.11

“Licensed Patent” means Stanford’s rights in patent applications listed in Appendix E, any foreign patent application corresponding thereto, and any divisional, continuation, continuation-in-part claims (but only to the extent the claims are entirely supported in the parent application’s original specification and entitled to the parent application’s priority date) or reexamination application, extension, and each patent that issues or reissues from any of these patent applications. Any claim of an unexpired Licensed Patent is presumed to be valid unless it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken.

2.12	“Licensed Product” means a product, method or service in the Licensed Field of Use:

(A)

the making, having made, using, importing or selling of which, absent the license granted under Section 3.1, infringes, induces infringement, or contributes to infringement of a Valid Claim of a Licensed Patent (“Licensed Patent Product”); or

(B)

Any CAR therapeutic product that contains a CD2 chimeric antigen receptor that is not a Licensed Patent Product and is identified, conceived, invented or reduced to practice by or on behalf of Syncopation as a result of (a) the use of the Technology within [***] after publication or public disclosure of such Technology (“Licensed Non-Patent Product”) or (b) the use of Licensed Patent Product.

For purposes of Section 7.7 and Section 7.8(D), a Licensed Product shall be considered distinct from other Licensed Products only if a new IND filing was submitted to a regulatory authority to obtain authorization to conduct clinical development of such Licensed Product.

2.13	“Licensed Territory” means worldwide.

2.14

“Net Sales” means all gross revenue received by Syncopation, its Affiliates or Sublicensees, from the sale, transfer or other disposition of Licensed Product to an end user. Net Sales excludes the following items, to the extent included in gross revenue and specifically allocated to such sale, transfer or other disposition of such Licensed Product and actually taken, paid, accrued, allowed, included or allocated consistent with Syncopation’s, its Affiliates’ or Sublicensees’ general practice and applicable accounting standards, consistently applied:

(A)

import, export, excise, sales, value-added, and other direct taxes, and customs, duties, and other similar governmental charges, but only to the extent that these are not subsequently reimbursed and expressly excluding taxes when assessed on income derived from sales;

(B)	costs of insurance, packing, storage, and transportation;

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(C)	credit for returns, allowances, adjustments or trades; and

(D)	trade, quantity or cash discounts and customary rebates and chargebacks.

For purposes of calculating Net Sales, transfers between Syncopation and Sublicensees or between Sublicensees of Licensed Product for (i) end use (but not resale) by Syncopation or the applicable Sublicensee shall be treated as sales by Syncopation or the Sublicensee at list price of Syncopation or the Sublicensee, as applicable, or (ii) resale to a Third Party end user by Syncopation or the applicable Sublicensee shall be treated as sales at the list price of Syncopation or such Sublicensee upon such sale by Syncopation or such Sublicensee, as the case may be, but not upon the transfer between Syncopation and its Sublicensee or between Sublicensees.

In the event that a Licensed Product is sold in the form of a Combination Product, the Net Sales with respect to the Licensed Product portion of the Combination Product shall be determined on a country-by-country basis by the fraction A/(A + B) in which “A” is the weighted average invoice price of the Licensed Product portion of the Combination Product when sold separately during the applicable calendar quarter, and “B” is the weighted average invoice price of all other Combination Product Components when sold separately; provided, however, that in no event shall Net Sales for a Combination Product be [***] of Net Sales, calculated without regard to this formula, of the Licensed Product that is the Combination Product.

In the event that such other Combination Product Components are not sold separately in such country (but such Licensed Product is), the weighted average invoice price for such Licensed Product shall be calculated by multiplying the weighted average invoice price for the Combination Product by the fraction A/C, where “A” is the weighted average invoice price for such Licensed Product, and “C” is the weighted average invoice price for the Combination Product. In the event that such Licensed Product is not sold separately, the portion of the weighted average invoice price for the Combination Product that is attributable to Net Sales for purposes of royalty determination shall be mutually agreed by the parties based upon (x) good faith discussions to determine an equitable fair market price to apply to such Licensed Product and the relative importance and (y) proprietary protection of the Licensed Product and the other product(s) included in the Combination Product. Licensee shall, in all cases, provide reasonably detailed information to Stanford, pursuant to Section 8.1, to fully support the Net Sales calculations of Combination Products. If the parties do not mutually agree on the portion that is attributable to Net Sales, then at the request of either party such portion shall be determined by arbitration pursuant to Section 17.1.

Net Sales will not include any sales, transfers, or other dispositions of Licensed Product for use in Clinical Trials or compassionate use programs, for transfers to Stanford or any other non-profit institution or for research, charitable or promotional purposes in reasonable quantities, at or below cost. In all cases, any such disposition of Licensed Products must be reported on the royalty report due to Stanford. If it is unclear to Stanford that a transfer or other disposition of Licensed Products falls within the scope of this paragraph, the parties will promptly confer and attempt to resolve the matter in good faith.

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2.15

“Nonroyalty Sublicensing Consideration” means any cash, equity or other forms of payment in lieu of cash received by Syncopation from a Sublicensee in consideration of a grant of a Sublicense hereunder but excluding any consideration for:

(A)	Earned royalties on Licensed Product sales (earned royalties on product sales by Sublicensees will be treated as if Syncopation made the sale of such product);

(B)	Profit Sharing Income

(C)	investments in Syncopation stock, but only to the extent the investments is made at market value;

(D)

documented research and development expenses, and commercialization expenses, in each case for the Licensed Product with respect to which such Sublicense grants such rights, calculated at commercially reasonable rates at Syncopation’s fully burdened costs, incurred after the effective date of the Sublicense;

(E)

reimbursement of out-of-pocket expenses incurred for the filing, prosecution, maintenance, enforcement and defense of intellectual property rights directly related to Licensed Patents being sublicensed;

(F)	debt unless and until forgiven; and

(G)	amounts paid for supplies of product or other tangible materials to the extent at or below fair market value.

2.16

“Phase I Clinical Trial” means a clinical trial in human subjects that has as its principal purpose a preliminary determination of the safety of a Licensed Product in human subjects as required in 21 C.F.R. §312.21(a), or its successor regulation, or the equivalent regulation in any other country.

2.17

“Phase II Clinical Trial” means a clinical trial in human subjects that has as its principal purpose a preliminary evaluation of the clinical efficacy and safety of a Licensed Product, and/or to obtain an indication of the dosage regimen of a Licensed Product, in each case in human subjects, as required in 21 C.F.R. §312.21(b), or its successor regulation, or the equivalent regulation in any other country.

2.18

“Phase III Clinical Trial” means a clinical trial in human subjects with a defined dose or a set of defined doses of a Licensed Product that has as its principal purpose establishing safety and efficacy of a Licensed Product in human subjects for its intended use, as required in 21 C.F.R. §312.21(c), or its successor regulation, or the equivalent regulation in any other country.

2.19	“PICI Indemnitees” means PICI, its directors, officers, employees, contractors, representatives and agents.

2.20

“Profit Sharing Income” means amounts received by Syncopation from any Sublicensee under an arrangement, including but not limited to a joint development and commercialization agreement, which requires or permits Syncopation to fund a share of the research, development and/or commercialization costs of the Licensed Product in return for a share of net profits (as

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specifically defined in such agreement) resulting from actual sales of any Licensed Product. If, pursuant to Section 7.8(D), Stanford has elected to forego payments under Section 7.8(A) and 7.8(B) with respect to such sales of Licensed Product, then such Profit Sharing Income shall be limited to a percentage of net profits that is [***] the percentage of such research, development and/or commercialization funding received by a Sublicensee from Syncopation and/or activities conducted by or on behalf of Syncopation. For example, [***]. For the avoidance of doubt, any sales of Licensed Products by such Sublicensee shall be subject to the payment of an earned royalty under Section 7.8. For clarity, any other amounts, including amounts received beyond the attribution and proportionality referred to above, or any other type of income that Syncopation receives from such Sublicensee in relation to the grant of the sublicense of rights to the Licensed Product, including but not limited to any upfront, milestone, or license maintenance payments, that exceed such attribution and proportionality shall not be considered Profit Sharing Income.

2.21

“Stanford Indemnitees” means Stanford, Stanford Health Care and Lucile Packard Children’s Hospital at Stanford and their respective trustees, officers, employees, students, agents, faculty, representatives, and volunteers.

2.22

“Subcontractor” means contract manufacturing organizations, contract research organizations, contract sales force, or any third party performing activities on behalf of or for the benefit of Syncopation or its Affiliates under a written and executed agreement where such party has no right to sell (or have sold) Licensed Products except on behalf of Syncopation and has no right to grant Sublicenses. Syncopation shall remain directly responsible for all of its obligations under this Agreement that have been delegated, or subcontracted to any Subcontractor.

2.23

“Sublicense” means any agreement between Syncopation and a Third Party (“First Tier Sublicensee”) or between a First Tier Sublicensee and a Third Party (“Second Tier Sublicensee”) that contains a grant to such Third Party under the Licensed Patents regardless of the name given to the agreement by the parties; provided that any agreement with a Subcontractor, is not and shall not be considered a Sublicense. In this Agreement, First Tier Sublicensees and Second Tier Sublicensees are collectively referred to as Sublicensees, and the agreements granting such rights collectively referred to as “Sublicenses”.

2.24

“Technology” means Stanford’s rights in the proprietary know-how, data, and Biological Materials related to the claimed subject matter of the Licensed Patents, in existence as of the Effective Date, as specifically described and/or listed in Appendix C, as provided by or derived from Materials provided by Stanford to Syncopation in accordance with Section 3.6 that: (a) were developed in the laboratory of Dr. Crystal Mackall and Dr. Robbie Majzner, (b) are necessary and useful for development or commercialization of Licensed Products, and (c) are not covered by any Third Party rights that would prevent delivery to Syncopation. Technology may or may not be confidential in nature.

2.25	“Third Party” means any person or entity other than Stanford, Syncopation or Syncopation’s Affiliates.

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2.26

“Valid Claim” means, with respect to a particular country, (a) any claim of an issued and unexpired Licensed Patent which has not irrevocably been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction from which no appeal can be taken and which has not been disclaimed or admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise, or (b) a pending claim in a pending Licensed Patent application, provided that if such pending claim does not issue a valid and enforceable claim within [***] from the first date of receipt of first office action for any Licensed Patent, such pending claim will cease to be a Valid Claim unless and until actually issued issues after which it will be considered a Valid Claim.

3.	GRANT

3.1

Grant. Subject to the terms and conditions of this Agreement, Stanford grants Syncopation a license under the Licensed Patent and Technology in the Licensed Field of Use to make, have made, use, import, offer to sell, sell and otherwise exploit Licensed Products in the Licensed Territory. Syncopation shall have the right to exercise the foregoing licenses through an Affiliate only if such Affiliate has agreed in writing to comply with this entire Agreement. Syncopation shall remain fully responsible for such Affiliates’ compliance and performance under this Agreement, and for any breach of this Agreement by such Affiliate, and in the exercise of such rights or such performance, any such Affiliates will be considered to have the same rights and obligations as Syncopation as if such Affiliate were Syncopation under this Agreement. An exercise of the licensed rights by such an Affiliate shall not require a Sublicense.

3.2

Exclusivity. The license to the Licensed Patents is Exclusive, including the right to enter into a Sublicense under Section 4, in the Licensed Field of Use beginning on the Effective Date and ending on the expiration date of the last-to-expire Licensed Patents.

3.3	Non-exclusivity. The license is non-exclusive to Technology in the Licensed Field of Use beginning on the Effective Date and ending on the termination of this Agreement.

3.4

Retained Rights. Stanford retains the right, on behalf of itself, Stanford Health Care, Lucile Packard Children’s Hospital at Stanford and all other non-profit research institutions, including PICI Member Institutions, to practice the Licensed Patent and use Technology for any non-profit purpose, including sponsored research and collaborations. For clarity, Stanford does not retain the right under this Section 3.4 for any entity other than Stanford, Stanford Health Care, Lucile Packard Children’s Hospital at Stanford or any other non-profit research institution to practice the License Patents. Syncopation agrees that, notwithstanding any other provision of this Agreement, it has no right to enforce the Licensed Patent against any such institution for use of the Licensed Patents for such non-profit purposes. Stanford and any such other institution have the right to publish any information included in the Technology or a Licensed Patent.

3.5	Specific Exclusion. Under this Agreement, Stanford does not:

(A)

grant to Syncopation any other licenses, implied or otherwise, to any patents or other rights of Stanford other than those rights granted under Licensed Patent and Technology, regardless of whether the patents or other rights are dominant or subordinate to any Licensed Patent, or are required to exploit any Licensed Patent or Technology;

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(B)	commit to Syncopation to bring suit against third parties for infringement, except as described in Section 14; and

(C)	agree to furnish to Syncopation any technology or technological information other than the items described in Appendix C or to provide Syncopation with any assistance.

3.6

Technology Transfer. Within [***] after the Effective Date, Stanford through the inventors of the Licensed Patents shall make available and deliver the Technology to Syncopation or its designee, in a form, manner and quantity mutually agreed to by the inventors of the inventions being licensed under this Agreement and Syncopation.

4.	SUBLICENSING

4.1

Permitted Sublicensing. Syncopation and its First Tier Sublicensees may grant sublicenses under the Licensed Patents and Technology in the Licensed Field of Use and Licensed Territory during the Exclusive Term and only if, at the time such sublicense is granted, Syncopation is developing or selling Licensed Products, directly or through its Affiliates, its and their Sublicensees and/or Subcontractors. Technology can only be sublicensed in conjunction with Licensed Patents. Sublicenses with any exclusivity must include diligence requirements commensurate with the diligence requirements of Appendix A, to the extent applicable to the scope of such license. Stanford agrees that Syncopation may apportion without discrimination between Syncopation patents and Stanford patents a commercially reasonable percentage of sublicensing payments made to Stanford pursuant to Section 4.6. In order to exercise this apportionment, Syncopation shall provide Stanford with the total amount of Nonroyalty Sublicensing Consideration received, the proposed apportionment of such amount, and a reasonably detailed written justification for such proposal within [***] of execution of such Sublicense; provided that in no event shall such Nonroyalty Sublicensing Consideration payable to Stanford under Section 4.6 be reduced by more than [***] as a result of apportionment. If the parties are unable to come to an agreement on the proposed apportionment after discussing such proposed apportionment in good faith, then the determination of such apportionment shall be subject to the Dispute Resolution process as described in Section 17. Negotiation of any Sublicense must be an arms-length transaction.

4.2

Required Sublicensing. Stanford would like licensees to address unmet needs, such as those of neglected patient populations or geographic areas, giving particular attention to improved therapeutics, diagnostics and agricultural technologies for the developing world.

If Syncopation, directly or through any Affiliate, Sublicensee or Subcontractor, is unable or unwilling to serve or develop a potential neglected market or market territory for which there is a reputable company willing to be a Sublicensee to facilitate the supply of a Licensed Product in such under-served market or territory and which has adequate resources and (a) such company has provided Stanford and Syncopation with a bona fide, detailed proposal to develop a Licensed Product for such potential market, and (b) such proposed development is not within or detrimental to Syncopation’s current or planned Licensed Products, as reasonably demonstrated by Syncopation in a material communication to third parties such as an investor presentation or a public disclosure, Syncopation will, at Stanford’s request, negotiate in good faith a Sublicense with any such company, for a period not to exceed [***]. For purposes of clarification, in no

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event shall Syncopation be required to provide any of Syncopation’s own intellectual property to such Third Party company or organization and such Third Party company or organization shall be responsible for obtaining all necessary regulatory permissions to develop, market and distribute the Licensed Products in the territory.

4.3	Sublicense Requirements. Any Sublicense:

(A)	is subject to this Agreement;

(B)	Will reflect that any First Tier Sublicensee may grant Sublicenses to Second Tier Sublicensees, but any Second Tier Sublicensee will not grant further Sublicenses;

(C)	will prohibit Sublicensee from paying royalties to an escrow or other similar account that would prevent payments to Stanford hereunder;

(D)	will expressly include the provisions that are consistent and at least as protective of Stanford as those set forth in Sections 8, 9, 10 and 11 for the benefit of Stanford; and

(E)

will include the provisions of Section 4.4 and require the Sublicensee to assume all obligations of Syncopation hereunder to the extent applicable to the Sublicensee’s activities under the Sublicense, including the payment of earned royalties specified in Section 7, to Stanford or its designee, if this Agreement is terminated, unless the Sublicensee elects for its Sublicense to terminate upon the termination of this Agreement. If the Sublicensee is a spin-out from Syncopation, Syncopation must guarantee the Sublicensee’s performance with respect to the payment of Stanford’s share of earned royalties under this Agreement.

4.4	Litigation by Sublicensee. Any Sublicense must include the following clauses:

(A)

In the event a Sublicensee brings an action seeking to invalidate any Licensed Patent, excluding any invalidity claim directed to any of the Licensed Patents made as a counterclaim or defense in an action brought against the Sublicensee by Stanford outside of the Licensed Field of Use:

(1)

Sublicensee will double the payment paid to Syncopation during the pendency of such action with respect to sales of Licensed Product covered by such challenged patent. Moreover, should the outcome of such action determine that any claim of a Licensed Patent challenged by the Sublicensee is both valid and infringed by a Licensed Product, Sublicensee will pay triple times the payment paid under the original Sublicense with respect to sales of Licensed Product covered by such challenged patent;

(2)	Sublicensee will have no right to recoup any royalties paid before or during the period challenge;

(3)

any dispute regarding the validity of any Licensed Patent shall be litigated in the courts located in Santa Clara County, and the parties agree not to challenge personal jurisdiction in that forum; and

(4)	Sublicensee shall not pay royalties into any escrow or other similar account that would prevent payment to Stanford hereunder.

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(B)

The Sublicensee will provide written notice to Stanford at least [***] prior to bringing an action seeking to invalidate a Licensed Patent, excluding with respect to any invalidity claim directed to any of the Licensed Patents made as a counterclaim or defense in an action brought against the Sublicensee by Stanford outside of the Licensed Field of Use.

4.5

Copy of Sublicenses and Sublicensee Royalty Reports. Syncopation will submit to Stanford a copy of each executed Sublicense within [***] of both parties signing such Sublicense, any subsequent amendments and all copies of its Sublicensees’ royalty reports; provided that any such documents may be redacted for information not necessary to determine compliance with this Agreement. Beginning with the first Sublicense, the Chief Financial Officer or equivalent will certify annually regarding the name and number of Sublicensees.

4.6

Sharing of Nonroyalty Sublicensing Consideration. Syncopation will pay to Stanford a portion of all Nonroyalty Sublicensing Consideration for the Sublicense of Licensed Patents and Technology, as provided below:

(A)	[***]% if a Sublicense is executed prior to the selection of a Development Candidate;

(B)	[***]% if a Sublicense is executed after selection of a Development Candidate but prior to the initiation of the first Phase I Clinical Trial of a Licensed Product;

(C)

[***]% if a Sublicense is executed after initiation of the first Phase I Clinical Trial for a Licensed Product but prior to the initiation of the first Phase II Clinical Trial for a Licensed Product; and

(D)	[***]% if a Sublicense is executed after initiation of the first Phase II Clinical Trial for a Licensed Product.

For clarity, in the event that Syncopation enters into a Sublicense of Licensed Patents and Technology with respect to more than one Development Candidate, Syncopation will pay to Stanford a portion of all Nonroyalty Sublicensing Consideration for such Sublicense at the rate set forth above applicable to the most advanced Licensed Product. By way of example only, if such Sublicense grants such rights with respect to both a Licensed Product that has been selected, but for which a Phase I Clinical Trial has not been initiated, and a Licensed Product for which a Phase II Clinical Trial has been initiated, Syncopation will pay to Stanford [***]% of all Nonroyalty Sublicensing Consideration for such Sublicense.

Notwithstanding the foregoing, if the Sublicense includes the grant of rights under the Licensed Patents to make, have made, use or sell a Licensed Patent Product that is a diagnostic product (defined as “Diagnostic Patent Product”), then any Nonroyalty Sublicensing Consideration for the grant of such rights will be included in calculating Stanford’s share of any Nonroyalty Sublicensing Consideration. If such grant of rights with respect to the Diagnostic Patent Product is sublicensed separately, then Syncopation will pay to Stanford a portion of all Nonroyalty Sublicensing Consideration for the Sublicense of Diagnostic Patent Product, as provided below:

(A)	[***]% if a Sublicense is executed prior to the selection of the Development Candidate;

(B)	[***]% if a Sublicense is executed after selection of the Development Candidate but prior to the initiation of the first Phase I Clinical Trial for a Licensed Product;

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(C)

[***]% if a Sublicense is executed after initiation of the first Phase I Clinical Trial for a Licensed Product but prior to the initiation of the first Phase II Clinical Trial for a Licensed Product; and

(D)	[***]% if a Sublicense is executed after initiation of the first Phase II Clinical Trial for a Licensed Product.

5.	GOVERNMENT RIGHTS

This Agreement is subject to Title 35 Sections 200-204 of the United States Code. Among other things, these provisions provide the United States Government with nonexclusive rights in the Licensed Patent. They also impose the obligation that Licensed Product sold or produced in the United States be “manufactured substantially in the United States,” subject to such waivers as may be obtained under applicable law. Syncopation will ensure all obligations of these provisions are met.

6.	DILIGENCE

6.1

Milestones. Because the invention is not yet commercially viable as of the Effective Date, Syncopation, directly or through its Affiliates, its or their Sublicensees and/or Subcontractors, will use Commercially Reasonable Efforts to develop, manufacture, and sell Licensed Product. In addition, Syncopation, directly or through its Affiliates, its or their Sublicensees and/or Subcontractors, will meet the milestones shown in Appendix A, and notify Stanford in writing as each milestone is met.

6.2

Extensions. Stanford agrees to grant reasonable extensions to the target dates of the applicable milestones in Appendix A without payment if at any time Syncopation is unable to meet one or more of the milestones due to technical, clinical, regulatory or other reasons (including delays in regulatory review or regulatory policies applicable to Licensed Products) out of the reasonable control of Syncopation and despite its use of Commercially Reasonable Efforts. In consideration of such extensions, Syncopation will provide a written explanation for such delay and a proposed plan, reasonably satisfactory to Stanford, to overcome such issues and the parties will agree to a reasonable extension period not to exceed [***] year at a time not to exceed [***] years in total for the term of this Agreement. In addition, in the event that Syncopation is unable to meet any of the milestones set forth in Appendix A, Syncopation may request up to [***] extensions of such missed deadline(s). Each such request shall be accompanied by an extension fee (“Extension Fee”) of [***] for each subsequent extension. Upon receipt of such request and the associated payment of the Extension Fee, Stanford shall grant Syncopation an extension of such missed deadline by [***] per extension provided that the total extension period does not exceed [***] for the term of this Agreement. Upon extension of any deadline under this Section 6.2, all subsequent deadlines will be extended by the same length of time. Notwithstanding the above, if despite their good faith negotiation, Stanford and Syncopation have not reached an agreement on any milestone adjustment within [***] following the date specified for that specific milestone and Syncopation is in material breach of its diligence obligations, then Stanford may terminate the license in accordance with Section 15.2 unless Syncopation elects to engage the Independent Expert, as described in and in accordance with Section 6.2(A) below, to review the parties’ disagreement regarding extension under this Section 6.2, and in case, the termination shall be suspended until the earlier of (i) issuance of the final determination by the Independent Expert review; or (ii) [***] following the deadline specified for the specific milestone.

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(A)

Expedited Dispute Resolution. If the parties are unable, despite good faith attempts, to resolve any dispute related to any extension of any diligence milestone as specified above in Section 6.2, Syncopation may elect to submit such dispute to an independent third party expert with at least [***] of experience in the pharmaceutical and/or biotechnology industry and possessing subject matter expertise (the “Independent Expert”), for resolution. The Independent Expert shall be mutually agreed upon by the parties or, failing such agreement, designated by the International Centre for Dispute Resolution located in New York City, NY. The dispute resolution proceeding, if conducted in person, shall be held in Palo Alto, California. The sole authority of the Independent Expert will be to (i) determine which of the parties’ respective positions is the more reasonable of the two based on the terms of Section 6.2 of this Agreement; and (ii) if he/she determines that an extension should be granted, the length and terms for such extension, based on the terms of Section 6.2. The Independent Expert’s determination shall be final and binding upon the parties. The Independent Expert shall be required to make his or her determination within [***] after his or her selection and in any case within [***] following the date specified for the specific milestones. [***] shall be responsible for [***] of the fees and expenses of the Independent Expert.

6.3

Progress Report. By [***] of each year, Syncopation will submit a written annual report to Stanford covering the preceding calendar year. The report will use the template of Appendix D and will include information sufficient to enable Stanford to satisfy reporting requirements of the U.S. Government and for Stanford to ascertain progress by Syncopation toward meeting this Agreement’s diligence requirements. Each report will describe, where relevant: Syncopation’s progress toward commercialization of Licensed Product, including work completed, key scientific discoveries, summary of work-in-progress, current schedule of anticipated events or milestones, market plans for introduction of Licensed Product, and significant corporate transactions involving Licensed Product. For the purpose of facilitating Stanford’s accounting practices, including with respect to payments made to its inventors of the Licensed Patents, Syncopation will specifically identify each claim of a Licensed Patent that covers each Licensed Product.

6.4

Clinical Trial Notice. Syncopation will notify the Stanford University Office of Technology Licensing at least [***] prior to enrolling the first patient in any human clinical trials at Stanford. If Syncopation does not notify the Stanford University Office of Technology Licensing at least [***] prior to enrolling the first patient in a human clinical trial at Stanford, Syncopation agrees that it will pay $[***] to Stanford within [***] of being invoiced.

7.	LICENSE CONSIDERATION

7.1	Issue Fee. Syncopation will pay to Stanford a non-creditable, non-refundable license issue fee of $[***] within [***] of the Effective Date of this Agreement.

7.2

Equity Interest. As further consideration, Syncopation will grant to Stanford (together with its designees as set forth below) an aggregate of 917,376 shares of common stock in Syncopation. Those shares, as of January 2022, represent no less than [***]% of the common stock in

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Syncopation on a Fully-Diluted Basis. Prior to signing this Agreement, Syncopation will provide Stanford with its capitalization table and the results of an independent third-party 409A valuation conducted for the purposes of valuing Syncopation’s common stock. Syncopation will issue a portion of all shares granted to Stanford pursuant to this Section 7.2 and Section 7.3 directly to and in the name of the inventors and sponsors listed below within [***] after the Effective Date allocated as stated below:

Inventor 1: [***]	[***] shares

Inventor 2: [***]	[***] shares

Inventor 3: [***]	[***] shares

Inventor 4: [***]	[***] shares

Inventor 5: [***]	[***] shares

Inventor 6: [***]	[***] shares

Inventor 7: [***]	[***] shares

Inventor 8: [***]	[***] shares

Inventor 9: [***]	[***] shares

Inventor 10: [***]	[***] shares

Inventor 11: [***]	[***] shares

Sponsor 1: [***]	[***] shares

Sponsor 2: [***]	[***] shares

For avoidance of doubt, the requirement to complete the equity issuance specified in this Section 7.2 survives termination of this Agreement.

7.3

Anti-Dilution Protection. Syncopation will issue to Stanford and its designees, without further consideration, any additional shares of stock of the class issued pursuant to Section 7.2 necessary to ensure that the total number of shares issued to Stanford and its designees pursuant to Section 7.2 and this Section 7.3 does not represent less than [***]% of the shares of common stock then issued and outstanding on a Fully-Diluted Basis (such right of Stanford and its designees to receive additional shares, the “Anti-Dilution Protection”). The Anti-Dilution Protection under this Section 7.3 will continue until an amount of $[***], when aggregated with prior closings, has been raised by Syncopation in a bona fide round of financing through the sale of securities or by conversion of instruments convertible into equity (“Dilution Trigger”). If the Dilution Trigger is reached or exceeded during a specific round of funding, Anti-Dilution Protection will extend to the total amount of funding raised through the Dilution Trigger only and will not apply to any amounts raised by Syncopation in such round of funding in excess of the Dilution Trigger.

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Based on Syncopation’s representation and warranty of such, the parties acknowledge and agree that the Dilution Trigger was reached upon the milestone closing of Syncopation’s Series Seed Preferred Stock Financing on January 7, 2022.

7.4	Purchase Right.

(A)	Definitions. For purposes of this Section 7.4 and Section 7.5:

(1)

“Board of Directors” means (i) if Syncopation is organized as a corporation, its board of directors, and (ii) if Syncopation is organized as a limited liability company, Syncopation’s manager(s) or member(s) or both that have the power to direct the principal management and activities of Syncopation, whether through ownership of voting securities, by agreement, or otherwise.

(2)

“Qualifying Offering” means a private offering of Syncopation’s preferred equity securities (or securities convertible into or exercisable for Syncopation’s equity securities) for cash (or in satisfaction of debt issued for cash) having its final closing on or after the date of this Agreement and which is led by one or more venture capital, professional angel, or corporate or other similar institutional investors that either (i) have the industry expertise to perform appropriate due diligence on Syncopation, its industry and technology and have performed such due diligence, or (ii) have retained an independent consultant with such expertise that has performed due diligence and reported its evaluation of Syncopation to the lead investor. For the avoidance of doubt, if Syncopation is a limited liability company, then “equity securities” means limited liability company interests in Syncopation.

(3)	“Share” means:

a)	[***]% with respect to the first Qualifying Offering;

b)

if the first Qualifying Offering is not a Threshold Qualifying Offering, [***]% with respect to any subsequent Qualifying Offering up to and including the first Threshold Qualifying Offering, if any, provided that Stanford or an Osage Party has participated (in any amount) in every preceding Qualifying Offering; and

c)

after the first Threshold Qualifying Offering, if any, the percentage necessary for Stanford and the Osage Parties to maintain their respective ownership interests in Syncopation on a Fully-Diluted Basis; provided, that if Stanford and the Osage Parties are granted an equivalent or more favorable right to maintain their respective ownership interests in Syncopation on a Fully-Diluted Basis pursuant to a Rights Agreement in accordance with Section 7.5 below, such rights granted under the Rights Agreement shall be deemed to satisfy this clause (c).

Notwithstanding the foregoing, Share will mean [***]% following the occurrence of any Termination Event.

(4)

“Threshold Qualifying Offering” means any Qualifying Offering which either (i) is at least $[***] in aggregate proceeds received by Syncopation or (ii) involves the sale to outside investors of at least [***]% of the equity securities outstanding after such round on a Fully-Diluted Basis.

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(5)	The parties shall construe the term “Fully-Diluted Basis” mutatis mutandis in the case where Syncopation is organized as a limited liability company.

(B)

Grant of Right; Assignment. Stanford shall have the right, but not the obligation, to purchase for cash up to its Share of the securities issued in any Qualifying Offering on the terms, and subject to the conditions, set forth in this Section 7.4 and Section 7.5 (the “Purchase Right”). Such right is assignable by Stanford to Osage University Partners or any of its affiliated investment funds (each, an “Osage Party” and collectively, the “Osage Parties”). Except to the extent that Stanford assigns its Purchase Right to one or more Osage Parties, no investment by an Osage Party in Syncopation shall reduce or otherwise affect Stanford’s right to participate in any Qualifying Offering under this Agreement. For the avoidance of doubt, if Syncopation has entered into another Exclusive (Equity) Agreement or other agreement to license intellectual property from Stanford that includes a right equivalent to the Purchase Right, Stanford and the Osage Parties may only exercise their right(s) to purchase all or part of a Share under one agreement.

(C)	Termination of Right. The Purchase Right shall terminate as to Stanford and the Osage Parties upon the earliest to occur of the following (each a “Termination Event”):

(1)	Immediately prior to the closing of a firm commitment underwritten public offering of Syncopation’s common stock;

(2)

Immediately prior to the closing of the sale of all or substantially all of Syncopation’s assets or voting stock to a company that has a class of securities publicly traded on one of the major recognized exchanges for cash, marketable securities of such company, or both; or

(3)	Immediately prior to the closing of a bona fide acquisition of all or substantially all of Syncopation’s assets or voting stock for cash, marketable securities, or both by either:

a)	a private operating company (as opposed to a shell company or other business entity organized primarily for the purpose of acquiring such assets or voting stock); or

b)	an investment firm or other financial buyer in furtherance of a “roll-up” or similar strategy in Syncopation’s current or prospective market(s);

provided that, in each case: (i) such acquisition is duly approved by (x) Syncopation’s board of directors in accordance with applicable fiduciary duties and (y) Syncopation’s stockholders in accordance with the law of Syncopation’s jurisdiction of organization; and (ii) no person or entity that held Syncopation securities immediately prior to the closing of such acquisition shall have any right, arrangement or understanding to purchase any direct or indirect interest in the acquiring entity unless Stanford is advised in writing of the terms thereof and is given a written offer to receive such right, arrangement or understanding.

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(D)

Excluded Issuances. The Purchase Right shall not apply to the issuance of securities: (i) to employees, individuals who are members of Syncopation’s Board of Directors as of the time of issuance, and service providers to Syncopation pursuant to a plan, agreement or arrangement approved by Syncopation’s Board of Directors; (ii) as additional consideration in lending or leasing transactions; (iii) to an entity pursuant to an arrangement that Syncopation’s Board of Directors determines in good faith is a strategic partnership or similar arrangement of Syncopation (i.e., an arrangement in which the entity’s purchase of securities is not primarily for the purpose of financing Syncopation); or (iv) to owners of another entity in connection with the acquisition of that entity by Syncopation.

(E)

Coordination with Sections 7.2 and 7.3. For the avoidance of doubt: (i) any securities Stanford may acquire or have the right to acquire under Section 7.2 or 7.3 above shall not reduce the number of securities Stanford and the Osage Parties may collectively purchase under this Section 7.4 or under any rights agreement or similar agreement regarding Syncopation entered into by Stanford (each, a “Rights Agreement”); and (ii) Stanford shall not be obligated to purchase under this Section 7.4 any Syncopation securities it has the right to acquire under Section 7.2 or 7.3 above.

7.5	Rights Agreements; Information Rights; Notice; Elections.

(A)

Syncopation shall ensure that each Rights Agreement to which Stanford is a party will at all times grant it the same rights as all other investors that are parties to that Rights Agreement, including, without limitation: the same right to purchase additional securities in future offerings; the same information rights; the same registration rights as are granted to other parties thereto; and all such rights granted to any investor designated as a “Major Investor” or other similar designation, even if Stanford is not so designated. Notwithstanding the foregoing, this Section 7.5(A) shall not be construed to limit any rights to which Stanford would otherwise be entitled under this Agreement.

(B)	Notwithstanding any terms to the contrary contained in any applicable Rights Agreement:

(1)	Neither Stanford nor the Osage Parties shall be entitled under any Rights Agreement to representation on the Board of Directors or to attend meetings of the Board of Directors;

(2)

In connection with all Qualifying Offerings, Syncopation shall give Stanford notice (“Notice”) of the terms of the offering, including: (i) the names of the investors, the allocation of equity and equity-linked securities among them, and the total amounts to be invested by each of them in such offering; (ii) pre- and post- (projected) financing capitalization table; (iii) investor presentation(s); (iv) an introduction to the lead investor in such offering for the purpose of discussing the lead investor’s due diligence process and evaluation of the investment opportunity; and (v) such other documents and information as Stanford may reasonably request for the purpose of making an investment decision or verifying the number of units of the equity or equity-linked security it is entitled to purchase in such offering; and

(3)

Stanford will have a period of [***] after receiving Notice of a Qualifying Offering to elect to (i) exercise its Purchase Right in whole or in part, (ii) decline to exercise its Purchase Right, or (iii) take no action (in which case Stanford will be deemed to have declined to exercise its Purchase

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Right). Syncopation shall provide Stanford updated information promptly after information in the Notice becomes inaccurate, regardless of whether Stanford has previously elected or declined to exercise its Purchase Right. If the updated information constitutes a material change from the information included in the original Notice (as it may have been previously updated), a new Notice Period for the Qualifying Offering will commence and Stanford may within [***] from and including the date it received the updated information either (x) modify or revoke a previous election, (y) make a new election if it had previously declined to exercise its Purchase Right, or (z) take no action (in which case Stanford’s election in the immediately previous Notice Period will continue to apply).

(C)

If Stanford has no information rights under a Rights Agreement and to the extent that such information has been prepared by Syncopation for other purposes, so long as Stanford holds Syncopation securities, Syncopation shall furnish to Stanford, upon request and as promptly as reasonably practicable, Syncopation’s annual consolidated financial statements and annual operating plan, including an annual report of the holders of Syncopation’s securities, and such other information as Stanford may reasonably request from time to time for the purpose of valuing its interest in Syncopation.

(D)

Notwithstanding any notice provision in this Agreement to the contrary, any notice given under this Agreement that refers or relates to any of Section 7.4 above or this Section 7.5 shall be copied concurrently to [***]; provided, however, that delivery of the copy will not by itself constitute notice for any purpose under this Agreement.

7.6

License Maintenance Fee. Beginning on the first annual anniversary of the Effective Date and each year on the annual anniversary thereafter, Syncopation will pay Stanford a yearly license maintenance fee as follows:

(A)	$[***] on the [***] anniversary, prior to First Commercial Sale of a Licensed Product;

(B)	$[***] per year on the [***] anniversary, in each case prior to First Commercial Sale of a Licensed Product;

(C)	$[***] per year on the [***] anniversary and each anniversary thereafter, in each case prior to First Commercial Sale of a Licensed Product; and then

(D)	$[***] per year on the anniversary of the Effective Date occurring after the First Commercial Sale of a Licensed Product.

Yearly maintenance payments are non-refundable but are creditable against earned royalties owed for that calendar year the license maintenance fee is due.

7.7

Milestone Payments. Syncopation will pay Stanford the following milestone payments upon first achievement by each Licensed Product, as applicable, of the corresponding milestone event by or on behalf of Syncopation or its Sublicensees.

(A)	Development Milestones. With respect to each Licensed Patent Product that is a therapeutic product to achieve the corresponding milestone events:

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(1)	$[***] upon initiation of the first Phase I Clinical Trial

(2)	$[***] upon initiation of the first Phase II Clinical Trial

(3)	$[***] upon initiation of the first Phase III Clinical Trial

If instead of a distinct Phase II Clinical Trial or Phase III Clinical Trial, Syncopation initiates a pivotal trial such as a combined Phase II/Phase III Clinical Trial or any Phase II Clinical Trial in lieu of a Phase III Clinical Trial, with respect to each, that is intended to provide the substantial evidence of efficacy necessary to support an NDA filing, Syncopation will pay a milestone of $[***] upon initiation of such pivotal trial and, in such case, Syncopation shall have no obligation to pay milestones under Sections 7.7(A)(2) or 7.7(A)(3).

As used herein, “initiation” means the first dosing of the first subject in such clinical trial.

(4)	$[***] upon BLA acceptance

(5)	$[***] upon FDA approval

(6)	$[***] upon EMA approval

(7)	$[***] upon approval in Japan

For the above Development Milestones, if at any time such a milestone is achieved for a Licensed Product for which such a milestone payment is payable, then any milestone payment with respect to earlier milestones that have not yet been paid for such Licensed Product shall become due and payable together with the subsequent milestone, irrespective of whether such earlier milestone was actually achieved.

(B)	Sales Milestones. With respect to the first two Licensed Patent Products that are a therapeutic product to achieve the corresponding milestone events:

(1)	$[***] upon the first time annual Net Sales of such Licensed Patent Product exceed $[***]

(2)	$[***] upon the first time annual Net Sales of such Licensed Patent Product exceed $[***]

For the above Sales Milestones, for clarity, any earlier sales milestones that have not been achieved at the time of achievement of a later sales milestone shall be deemed achieved and payable upon achievement of the later sales milestone by a Licensed Product.

(C)

Breakthrough designation. In addition, for the first Licensed Product to receive a breakthrough designation from the FDA, Syncopation agrees to pay an additional milestone of $[***] upon the earlier of:

(1)	a financing of at least $[***] in the round after breakthrough designation;

(2)	a licensing partnership with a pharma company for an upfront of at least $[***];

(3)	an acquisition of all or substantially all of Syncopation’s assets or business or an IPO; or

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(4)	First Commercial Sale of the Licensed Product.

(D)	Diagnostic Products. With respect to any Licensed Patent Product that is a diagnostic product:

(1)	$[***] upon the First Commercial Sale of such a Licensed Product

(E)	Licensed Non-Patent Product. With respect to any Licensed Non-Patent Product:

[***]% of the milestone payment on Licensed Patent Product for the first two Licensed Non-Patent Products to achieve the corresponding milestone.

Milestone payments in this Section 7.7 are non-refundable and non-creditable.

7.8	Earned Royalty. Syncopation will pay Stanford earned royalties on a country-by-country basis on Net Sales of Licensed Products as follows:

(A)	With respect to a Net Sale of a Licensed Patent Product that is covered by a Valid Claim:

(1)	[***]% on Licensed Patent Product which is a therapeutic product; or

(2)	[***]% on a Licensed Patent Product which is a diagnostic product

(B)	With respect to a Net Sale of a Licensed Non-Patent Product:

(1)	[***]% on Licensed Non-Patent Product

(C)

For clarity, the royalty due for Licensed Products shall not be cumulative, and shall correspond to the higher of the applicable royalties specified above (i.e., only one of 7.8(A)(1), 7.8(A)(2) or 7.8(B)(1) shall apply).

(D)

Royalty Term: Syncopation’s obligation to pay royalties as set forth above shall commence on the First Commercial Sale of a Licensed Product and expire on a country-by-country basis upon the latest to occur of (1) expiration of the last-to-expire Licensed Patent in the applicable country covering such Net Sale of the Licensed Product, or (2) [***] from the First Commercial Sale of such Licensed Product in such country.

(E)	Royalty Stacking:

If a Third Party license is needed for commercialization of a Licensed Product and the combined royalty due to Stanford and under such third-party licenses exceeds [***] for a therapeutic patent product, [***] for a diagnostic product and [***] for a non-patent product, then the royalty percentage due to Stanford will be reduced by the amount determined by the following formula: (A-[%])/B, where “A” equals the total royalty burden percentage due for the Licensed Product (including the royalty due to Stanford and any royalty due to a Third Party), and “B” equals the total number of licenses, including Stanford’s license and such licenses from all unaffiliated third parties, provided that in no event will the royalty due to Stanford be reduced to less than [***] of the amount due Stanford as specified above in this Section 7.8, in any given payment period.

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7.9

Earned Royalty if Syncopation Challenges the Patent. Notwithstanding the above, should Syncopation bring an action seeking to invalidate any Licensed Patent, excluding any invalidity claim directed to any of the Licensed Patents made as a counterclaim or defense in an action brought against Syncopation by Stanford outside of the Licensed Field of Use, Syncopation will pay royalties to Stanford at double the rates specified in Section 7.8 with respect to the applicable Licensed Product during the pendency of such action. Moreover, should the outcome of such action determine that any claim of a patent challenged by Syncopation is both valid and infringed by a Licensed Product, Syncopation will triple the rates specified in Section 7.8 with respect to the applicable Licensed Product.

7.10

Obligation to Pay Royalties. A royalty is due Stanford under this Agreement for any activity conducted under the licenses granted under this Agreement. For convenience’s sake, the amount of that royalty is calculated using Net Sales. Nonetheless, if certain Licensed Products are made, used, imported, or offered for sale before the date this Agreement terminates or expires, and those Licensed Products are sold after the termination or expiration date, whether by Syncopation, its Affiliates and/or Sublicensees, Syncopation, its Affiliates and Sublicensees will pay Stanford an earned royalty for their respective exercise of rights based on the Net Sales of those Licensed Products. Upon expiration or termination of this agreement, Syncopation, its Affiliates and Sublicensees will provide to Stanford an inventory listing of all Licensed Products on hand that were manufactured prior to the expiration or termination date (“Existing Inventory”), and such listing to be certified and signed by an officer of Syncopation. Syncopation, it Affiliates and Sublicensees will be responsible for paying royalties on sales of such Licensed Products in accordance with Section 7.8 of this Agreement.

7.11	No Escrow. Syncopation shall not pay royalties into any escrow or other similar account that would prevent payment to Stanford hereunder.

7.12

Currency. Syncopation will calculate the royalty on sales in currencies other than U.S. Dollars using the appropriate foreign exchange rate for the currency quoted by the Wall Street Journal on the close of business on the last banking day of each calendar quarter. Syncopation will make royalty payments to Stanford in U.S. Dollars.

7.13	Non-U.S. Taxes. Syncopation will pay all non-U.S. taxes related to royalty payments. These payments are not deductible from any payments due to Stanford.

7.14	Interest. Any payments not made when due will bear interest at the lower of (a) the Prime Rate published in the Wall Street Journal plus [***] basis points or (b) the maximum rate permitted by law.

8.	ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING

8.1

Earned Royalty Payment and Report. Beginning with the First Commercial Sale of a Licensed Product by Syncopation, its Affiliate or a Sublicensee, or with the first receipt of any Nonroyalty Sublicensing Consideration by Syncopation, whichever is first, Syncopation will submit to Stanford a written report and an earned royalty payment and/or Nonroyalty Sublicensing Consideration payment due Stanford within [***] after the end of each calendar period, where the period is initially on a per-year basis, and changes to a per-quarter basis when

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annual royalty payments to Stanford exceed $[***]. This report will use the template of Appendix B and will state the number, description, and aggregate Net Sales of Licensed Product during the completed calendar period and details about any Sublicenses. The report will include an overview of the process and documents relied upon to permit Stanford to understand how the earned royalties and Nonroyalty Sublicensing Consideration are calculated. With each report, Syncopation will include any earned royalty payment and Nonroyalty Sublicensing Consideration payment due Stanford for the completed calendar period (as calculated under Section 7.8 and Section 4.6).

8.2

No Refund. In the event that a validity or non-infringement challenge of a Licensed Patent brought by Syncopation is successful, Syncopation will have no right to recoup any royalties paid under this Agreement before or during the period challenge.

8.3

Termination Report. Syncopation will pay to Stanford all applicable royalties and submit to Stanford a written report within 90 days after this Agreement terminates or expires. Syncopation will continue to submit earned royalty payments and reports to Stanford after this Agreement terminates or expires, until all Existing Inventory made or imported under such license have been sold.

8.4

Accounting. Syncopation will maintain records showing manufacture, importation, sale, and use of a Licensed Product for [***] years from the date of sale of that Licensed Product. Records will include general-ledger records showing cash receipts and expenses, and records that include: production records, customers, invoices, serial numbers, and related information in sufficient detail to enable Stanford to determine the royalties payable under this Agreement.

8.5

Audit by Stanford. During the term of this Agreement, subject to reasonable advance notice and during normal business hours, and no more than once per each [***] month period, Syncopation will allow Stanford or its designee to examine Syncopation’s records for a period not to exceed the [***] years prior to the audit request, solely to verify payments made by Syncopation under this Agreement.

8.6

Paying for Audit. Stanford will pay for any audit done under Section 8.5. But if the audit reveals an underreporting of earned royalties due Stanford of [***]% or more for the period being audited, Syncopation will pay the audit costs.

8.7

Self-audit. Syncopation will conduct an independent audit of sales and royalties at least every [***] years if annual sales of Licensed Product are over $[***]. The audit will address, at a minimum, the amount of gross sales by or on behalf of Syncopation during the audit period, the amount of funds owed to Stanford under this Agreement, and whether the amount owed has been paid to Stanford and is reflected in the records of Syncopation. Syncopation will submit the auditor’s report promptly to Stanford upon completion. Syncopation will pay for the entire cost of the audit.

9.	EXCLUSIONS AND NEGATION OF WARRANTIES

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9.1

Representations of Stanford’s Office of Technology Licensing. Except for the rights of the U.S. Government and State of California as set forth in Section 5, Stanford represents that as of the Effective Date and that to the actual knowledge of Stanford’s Office of Technology Licensing’s representatives and without conducting any further investigation, except a review of its agreements with LLS and PICI: (a) Stanford has assignments from all Stanford inventors known as of the Effective Date on the Licensed Patents, (b) Stanford has the sole right to grant rights in the Licensed Patents, including as granted herein to Syncopation, and (c) Stanford has not granted any rights in conflict with the rights granted to Syncopation hereunder. Stanford agrees not to grant any rights in conflict with the rights granted to Syncopation hereunder. Stanford represents that neither LLS nor PICI have any ownership interest in the Licensed Patents or any control over the licensing (except for PICI’s right to review and comment on the terms of this Agreement prior to execution), prosecution or enforcement of the Licensed Patents.

9.2

Negation of Warranties. Stanford provides Syncopation the rights granted in this Agreement AS IS and WITH ALL FAULTS. Except as provided in Section 9.1, Stanford makes no representations and extends no warranties of any kind, either express or implied. Among other things, Stanford disclaims any express or implied warranty:

(A)	of merchantability, of fitness for a particular purpose;

(B)	of non-infringement; or

(C)	arising out of any course of dealing.

9.3	No Representation of Licensed Patent. Syncopation also acknowledges that Stanford does not represent or warrant:

(A)	the validity or scope of any Licensed Patent; or

(B)	that the exploitation of Licensed Patent or Technology will be successful.

10.	INDEMNITY

10.1

Indemnification. Syncopation will indemnify, hold harmless, and defend all Stanford Indemnitees and PICI Indemnitees against any liability, loss, award, judgment, cost or expense (including reasonable attorneys’ fees) incurred as a result of any investigation or claim brought by a Third Party against any Stanford Indemnitees or PICI Indemnitees (provided that a PICI Indemnitee shall not be considered a Third Party for purposes of the foregoing if it brings any investigation or claim based upon the underlying MCA between Stanford and PICI) (each, a “Claim”) of any kind to the extent arising out of or related to the exercise of any rights granted Syncopation under this Agreement or the breach of this Agreement by Syncopation; except Syncopation shall have no obligations pursuant to the foregoing with respect to any Claim to the extent such Claim arises from the material breach of this Agreement by, or the gross negligence or willful misconduct of, any Stanford Indemnitees or PICI Indemnitees. Stanford shall promptly notify Syncopation in writing of any Claim or threatened Claim that may give rise to an obligation of indemnity under this Agreement. The failure to so notify Syncopation shall not relieve Syncopation of any liability or indemnification obligations hereunder unless such failure is materially prejudicial to Syncopation’s ability to defend such Claim. Stanford shall provide Syncopation with the exclusive control of the defense or settlement of any such Claim, provided

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that (1) Syncopation must do so in a manner that does not adversely affect Stanford’s interests unless otherwise expressly agreed by Stanford in writing; (2) it must obtain Stanford’s prior consent to any settlement that adversely impacts Stanford, such consent not to be unreasonably withheld or delayed, (3) it will select legal counsel with experience in similar actions and which is reasonably acceptable to Stanford, (4) the defense activities to be taken by Syncopation shall not impair the Stanford Indemnitee’s or PICI Indemnitee’s reputation or admit or increase any criminal liability of the Stanford Indemnitees or PICI Indemnitee without consent from the affected Stanford Indemnitees or PICI Indemnitees. Subject to Syncopation’s compliance with this Section 10.1, Syncopation shall have no obligation under this Section 10.1 with respect to any settlement entered into by any Stanford Indemnitee or PICI Indemnitee that adversely impacts Syncopation without Syncopation’s prior written consent, such consent not to be unreasonably withheld or delayed. Stanford shall reasonably cooperate with Syncopation, at Syncopation’s expense, in the investigation and defense of any claim covered by this indemnification.

10.2

No Indirect Liability. EXCEPT FOR EITHER PARTY’S INFRINGEMENT OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS AND INDEMNIFICATION OBLIGATIONS HEREUNDER, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, LOST PROFIT, EXPECTATION, PUNITIVE OR OTHER INDIRECT DAMAGES IN CONNECTION WITH ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE BREACH HEREOF, WHETHER GROUNDED IN TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, CONTRACT, OR OTHERWISE, AND REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. Stanford shall not have any responsibilities or liabilities whatsoever with respect to Syncopation’s or any of its Affiliates or any Sublicensees’ use or sale of Licensed Products either directly or through a Subcontractor.

10.3	Workers’ Compensation. Syncopation will comply with all applicable statutory workers’ compensation and employers’ liability requirements for activities performed under this Agreement.

10.4

Insurance. During the term of this Agreement, Syncopation will maintain Commercial General Liability Insurance, including Product Liability Insurance, with a reputable and financially secure insurance carrier to cover the activities of Syncopation, its Affiliates, or any Sublicensees. The insurance will provide minimum limits of liability of $[***] per occurrence and will include all Stanford Indemnitees and PICI Indemnitees as additional insureds. Prior to any use of a Licensed Product by Syncopation, or its Affiliates or any Sublicensees in or for humans, the insurance will include Product Liability Insurance, and the insurance coverage will provide minimum limits of liability of $[***] per occurrence. Immediately prior to any clinical trial using the Licensed Product, the insurance will include Clinical Trial Insurance in addition to the increased minimum limits of liability of $[***] per occurrence. Prior to any offering for sale of Licensed Product by Syncopation, or its Affiliates or Sublicensees, the insurance will include Product Liability Insurance, and will have minimum limits of liability of $[***] per occurrence. Insurance must cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement and must be placed with carriers with ratings of at least A- as rated by A.M. Best. Within [***] of the Effective Date of this Agreement, and upon Stanford’s request for each instance in which the coverage is changed as per the requirement above,

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Syncopation will furnish a Certificate of Insurance evidencing primary coverage and additional insured requirements. Syncopation will provide to Stanford [***] prior written notice of cancellation or material reduction to this insurance coverage. Syncopation will advise Stanford in writing that it maintains a combination of excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All insurance of Syncopation will be primary coverage; insurance of Stanford Indemnitees and PICI Indemnitees will be excess and noncontributory.

11.	EXPORT

Syncopation shall and shall require its Sublicensees and Affiliates to comply with all applicable United States laws and regulations controlling the export of licensed commodities and technical data relating to this Agreement. (For the purpose of this paragraph, “licensed commodities” means any article, material or supply but does not include information; and “technical data” means tangible or intangible technical information that is subject to U.S. export regulations, including blueprints, plans, diagrams, models, formulae, tables, engineering designs and specifications, manuals and instructions.) These laws and regulations may include, but are not limited to, the Export Administration Regulations (15 CFR 730-774), the International Traffic in Arms Regulations (22 CFR 120-130) and the various economic sanctions regulations administered by the U.S. Department of the Treasury (31 CFR 500-600).

Among other things, these laws and regulations may prohibit or require a license for the export or retransfer of certain commodities and technical data to specified countries, entities and persons. Syncopation hereby gives written assurance that it will comply with, and will require its Sublicensees and Affiliates to comply with, all applicable United States export control laws and regulations, and that it understands it may be held responsible for any violation of such laws and regulations by itself, and that it will indemnify, defend, and hold Stanford Indemnitees and PICI Indemnitees harmless for any losses such indemnitees incur as a result of a Claim resulting from the consequences of any such violation in accordance with Section 10.1.

12.	MARKING

Before any Licensed Patent issues, Syncopation will mark Licensed Product that are sold to an end user with the words “Patent Pending.” Otherwise, Syncopation will mark Licensed Product that are sold to an end user with the number of any issued Licensed Patent, in each case to the extent customary in the applicable country and market.

13.	STANFORD AND SYNCOPATION NAMES AND MARKS

Syncopation will not use (i) Stanford’s or PICI’s name or other trademarks, (ii) the name or trademarks of any organization related to Stanford or PICI, or (iii) the name of any Stanford faculty member, Stanford or PICI employee, student or volunteer; in each case without Stanford’s prior written consent. Stanford will not use (x) Syncopation’s name or other

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trademarks, (y) the name or trademarks of any Syncopation Affiliate or any organization related to Syncopation or its Affiliates, or (z) the name of any Syncopation officer, director or employee; in each case without Syncopation’s prior written consent, not to be unreasonably withheld. This prohibition includes, but is not limited to, use in press releases, advertising, marketing materials, other promotional materials, presentations, case studies, reports, websites, application or software interfaces, and other electronic media. Notwithstanding the foregoing, each party may include the other party’s name in factual statements in legal proceedings, patent applications and other regulatory filings. In addition, Syncopation (a) may make a short factual statement that identifies Stanford as the licensor of the rights granted under this Agreement to actual or potential investors or acquirers, as well as in the “About Syncopation” or other similar section of the Syncopation website, and (b) describe the relationship between Syncopation and certain inventors of the Licensed Patents acting as advisors or consultants to Syncopation provided that such inventors have consented to such use.

14.	PROSECUTION AND PROTECTION OF PATENTS

14.1	Patent Prosecution.

(A)

Stanford will be responsible for and will keep Syncopation reasonably informed as to the preparing, filing, prosecuting and maintaining (“Prosecuting”) the Licensed Patents, using patent counsel selected by Stanford and reasonably acceptable to Syncopation. As long as Syncopation is current on its payments due under Section 14.2 with respect to the applicable Licensed Patent, Stanford agrees to (i) instruct Stanford’s patent counsel to furnish to Syncopation copies of material documents relevant to such filing and prosecution prior to any deadlines, and (ii) allow Syncopation a reasonable opportunity to comment on material documents (including drafts of any applications within the Licensed Patents) to be filed with any patent office with respect to the Licensed Patents. Stanford agrees to consider Syncopation’s comments in good faith and shall not unreasonably withhold its consent to modify such documents in accordance with Syncopation’s comments. Stanford shall make good faith effort to notify Syncopation at least [***] prior to filing or otherwise initiating Prosecution of any continuation-in-part application of a Licensed Patent.

(B)

In the event Syncopation decides that it no longer intends to pay for filing, prosecution, or maintenance of one or more Licensed Patents, Syncopation shall give Stanford written notice at least [***] in advance of any applicable deadline for that Licensed Patent. Stanford may in its discretion continue to prosecute and maintain such Licensed Patent(s) at its expense, in which case such Licensed Patent(s) will no longer be covered by the license granted under this Agreement and Syncopation will have no further obligation regarding patent expenses for such Licensed Patent(s).

14.2	Patent Costs. Within [***] after receiving a statement from Stanford, Syncopation will reimburse Stanford:

(A)

$[***] to offset Licensed Patent’s patenting expenses, including but not limited to interference or reexamination matters, inventorship disputes and opposition proceedings incurred by Stanford before the Effective Date; and

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(B)

for all Licensed Patent’s patenting expenses, including but not limited to interference or reexamination matters, inventorship disputes and opposition proceedings incurred by Stanford after the Effective Date. Stanford will pay the fees prescribed for large or small entities to the United States Patent and Trademark Office, as directed in writing by Syncopation in advance. If Syncopation requests that Stanford pay fees prescribed for a small entity, then Syncopation will bear all responsibility for notifying Stanford if its status changes to large entity. Syncopation is herein notified that the determination of entity size for the United States Patent and Trademark Office depends not only on the size of Syncopation, but also may depend on the size of any companies to which Syncopation has granted licenses.

14.3

Infringement Procedure. Each party will promptly notify the other party if it believes a Third Party infringes a Licensed Patent or if a Third Party files a declaratory judgment action with respect to any Licensed Patent. During the Exclusive term of this Agreement and if Syncopation, directly or through its Affiliates, Sublicensees and/or its or their Subcontractors, is and if Syncopation is compliant with its obligations with respect to developing Licensed Product as set forth in Section 6.1, Syncopation shall have the right to institute a suit against or defend any declaratory judgment action initiated by this Third Party, but only within the Licensed Field of Use, as provided in Section 14.4 through and including Section 14.8.

14.4

Syncopation Suit. Syncopation has the first right, but not the obligation, to institute and prosecute a suit or defend any declaratory judgment action, but only within the Licensed Field of Use. Syncopation agrees to use Commercially Reasonable Efforts to settle with the Third Party without litigation. If reasonable efforts are unsuccessful and Syncopation:

(A)	provides reasonable evidence of the infringement to Stanford, which includes a claim chart, and

(B)	is using Commercially Reasonable Efforts to develop, manufacture or sell a Licensed Product,

then Syncopation may institute and prosecute such suit or defend any declaratory judgement action so long as it conforms with the requirements of this Section 14.4. If Syncopation decides to institute suit, it will notify Stanford in writing and give Stanford the opportunity to institute suit jointly as provided in Section 14.5. For any suit instituted solely by Syncopation pursuant to this Section 14.4, Syncopation will diligently pursue the suit and Syncopation will bear the entire cost of the litigation, including expenses and counsel fees reasonably incurred by Stanford in the course of activities required of Stanford for Syncopation to pursue such suit. Syncopation will keep Stanford reasonably apprised of all developments in the suit instituted solely by Syncopation pursuant to this Section 14.4 and will make a good faith effort to incorporate Stanford’s input on any substantive submissions or positions taken in the litigation regarding the scope, validity and enforceability of the Licensed Patent. Syncopation will not initiate, prosecute, settle or otherwise compromise any such suit in a manner that adversely affects Stanford’s interests without Stanford’s prior written consent. Stanford may be named as a party only if:

(C)	Syncopation’s and Stanford’s respective counsel recommend that such action is necessary in their reasonable opinion to achieve standing;

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(D)	Stanford is not the first named party in the action; and

(E)	the pleadings and any public statements about the action state that Syncopation is pursuing the action and that Syncopation has the right to join Stanford as a party.

14.5	Joint Suit. If Stanford and Syncopation so agree, they may institute suit or defend the declaratory judgment action jointly. If so, they will:

(A)	prosecute the suit in both their names;

(B)	bear the out-of-pocket costs equally;

(C)	share any recovery or settlement equally; and

(D)	agree how they will exercise control over the action.

14.6

Stanford Suit. If neither Section 14.4 nor 14.5 apply, Stanford has the right to institute and prosecute a suit or defend any declaratory judgment action so long as Stanford conforms with the requirements of this Section 14.6, and may name Syncopation as a party for standing purposes. If Stanford decides to institute suit, it will notify Syncopation in writing. If Syncopation does not notify Stanford in writing that it desires to jointly prosecute the suit within [***] after the date of the notice provided by Stanford to Syncopation with respect to its desire to institute such suit or defend such action, Syncopation will assign and hereby does assign to Stanford all rights, causes of action, and damages resulting from the alleged infringement. Stanford will bear the entire cost of the litigation and will retain the entire amount of any recovery or settlement.

14.7

Recovery. Any recovery or settlement received in connection with any suit will first be shared by Stanford and Syncopation to cover the litigation costs and fees each incurred, and next shall be paid to Stanford or Syncopation to cover any litigation costs it incurred in excess of the litigation costs of the other as follows. In any suit initiated by Syncopation, any recovery in excess of litigation costs will be shared between Syncopation and Stanford as follows: (i) for any recovery other than amounts paid for willful infringement: (A) Stanford will receive [***] of the recovery if Stanford was not a party in the litigation; and (B) Stanford will receive [***] of the recovery if Stanford was a party in the litigation or if Stanford incurred any litigation costs in connection with the litigation; and (ii) for any recovery for willful infringement, Stanford will receive [***] of the recovery; and all other amounts shall be retained by Syncopation. In any suit initiated by Stanford, any recovery in excess of litigation costs will be [***].

Stanford and Syncopation agree to be bound by all determinations of patent infringement, validity, and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Section 14.

14.8

Abandonment of Suit. If either Stanford or Syncopation commences a suit and then wants to abandon the suit without entering into a settlement with the counterparty to the suit, it will give timely notice to the other party. The other party may continue prosecution of the suit after Stanford and Syncopation agree on the sharing of expenses and any recovery in the suit.

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15.	TERMINATION

15.1

Termination by Syncopation. Syncopation may terminate this Agreement in its entirety or on a field-by-field basis (i.e., with respect to human therapeutics or diagnostics) by giving Stanford written notice at least 30 days in advance of the effective date of termination selected by Syncopation. In the event of any such termination with respect to a field (a) the definition for Licensed Field of Use shall be automatically revised to exclude the terminated field and (b) the provisions set forth in Section 15.3 shall apply solely with respect to the terminated field (and for clarity, Syncopation’s obligations under Appendix A with respect to the terminated field shall terminate). If a specific field is terminated and Stanford licenses such terminated field to another entity, the parties agree to modify Section 14, as necessary.

15.2	Termination by Stanford.

(A)	Stanford may also terminate this Agreement if Syncopation:

(1)	is materially delinquent on any report or undisputed payment and has not cured such delinquency within 60 days of having received notice of such delinquency from Stanford;

(2)	is in material breach of any provision and has not cured such breach within 60 days of having received notice of such breach from Stanford; or

(3)	knowingly provides any materially false report which it does not cure within 60 days notice thereof from Stanford.

(B)	Termination under this Section 15.2 will take effect 60 days after written notice by Stanford unless Syncopation remedies the problem in that 60-day period.

15.3

Surviving Provisions. All rights and obligations of the parties under this Agreement shall terminate upon expiration or any earlier termination, provided that the following shall survive any termination or expiration:

(A)

Syncopation’s rights to sell Existing Inventory and, correspondingly, Syncopation’s obligation to pay royalties on Net Sales of Existing Inventory under Section 7.8, accrued or accruable, in accordance with Section 7.10;

(B)	any claim of Syncopation or Stanford, accrued or to accrue, because of any breach or default by the other party; and

(C)

the provisions of Sections 2, 7.2, 8 (for payments accrued prior to such termination or expiration and thereafter with respect to payments owed pursuant to Section 7.10), 9, 10, 11, 13, 15.3, 17 and 19.

(D)	Syncopation’s obligations to pay milestones and earned royalties on Licensed Non-Patent Products as specified in Sections 7.7 and 7.8.

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16.	CHANGE OF CONTROL, ASSIGNMENT AND NON-ASSIGNABILITY

16.1

Change of Control. If there is a Change of Control or if this Agreement is assigned to a Third Party that was not an Affiliate prior to the Change of Control, Syncopation will pay Stanford $[***] (“Change of Control/Assignment Fee”) per Section 16.2.

16.2

Conditions of Assignment. Syncopation may assign this Agreement to an Affiliate without Stanford’s consent. Syncopation may assign this Agreement to a Third Party as part of a Change of Control, subject to complete performance of the following conditions:

(A)	Syncopation must give Stanford written notice of the assignment within [***] after the assignment, including the new assignee’s contact information; and

(B)	the new assignee must agree in writing to Stanford to be bound by this Agreement prior to the Change of Control becoming effective; and

(C)	Stanford must have received the full Change of Control/Assignment Fee.

16.3

After the Assignment. Upon a permitted assignment of this Agreement pursuant to Section 16, Syncopation will be released of liability under this Agreement and the term “Syncopation” in this Agreement will mean the assignee.

16.4

Bankruptcy. In the event of a bankruptcy or insolvency, assignment is permitted only to a party that can provide adequate assurance of future performance, including diligent development and sales of Licensed Product.

16.5

Nonassignability of Agreement. Except in conformity with Section 16.1, Section 16.2 and Section 16.4, this Agreement is not assignable by either party under any other circumstances and any attempt to assign this Agreement by either party is null and void.

17.	DISPUTE RESOLUTION

17.1

Dispute Resolution by Arbitration. In the event of a dispute arising between the parties regarding this Agreement, the parties will first attempt to resolve such dispute through good faith negotiations. If the parties are unable to resolve such dispute through such negotiations, and such dispute is regarding any payments made or due under this Agreement, such dispute will be settled by arbitration in accordance with the JAMS Arbitration Rules and Procedures, provided that in the case of a good faith dispute as to the amount owed, Syncopation will not be in breach of this Agreement and the cure period under Section 15.2 will be tolled until the amount owed dispute has been finally determined in such an arbitration. The parties are not obligated to settle any other dispute that may arise under this Agreement by arbitration.

17.2

Request for Arbitration. Either party may request such arbitration. Stanford and Syncopation will mutually agree in writing on a third-party arbitrator within [***] of the arbitration request. The arbitrator’s decision will be final and non-appealable and may be entered in any court having jurisdiction.

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17.3

Discovery. The parties will be entitled to discovery as if the arbitration were a civil suit in the California Superior Court. The arbitrator may limit the scope, time, and issues involved in discovery.

17.4	Place of Arbitration. The arbitration will be held in Stanford, California unless the parties mutually agree in writing to another place.

17.5

Patent Validity. Any dispute regarding the validity of any Licensed Patent shall be litigated in the courts located in Santa Clara County, California, and the parties agree not to challenge personal jurisdiction in that forum.

18.	NOTICES

18.1

Legal Action. Syncopation will provide written notice to Stanford at least [***] prior to bringing an action seeking to invalidate any Licensed Patent or a declaration of non-infringement. Syncopation will include with such written notice an identification of all prior art it believes invalidates any claim of the Licensed Patent.

18.2	All Notices. All notices under this Agreement are deemed fully given when written, addressed, and sent as follows:

All general notices to Syncopation are mailed or emailed to:

[***]

1900 Alameda de las Pulgas, San Mateo, CA 94403

[***]

All financial invoices to Syncopation (i.e., accounting contact) are e-mailed to:

[***]

[***]

All progress report invoices to Syncopation (i.e., technical contact) are e-mailed to:

[***]

[***]

All general notices to Stanford are e-mailed or mailed to:

Office of Technology Licensing

415 Broadway Street

2nd Floor, MC 8854

Redwood City, CA 94063

[***]

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All payments to Stanford are mailed to:

Stanford University

Office of Technology Licensing

Department #44439

P.O. Box 44000

San Francisco, CA 94144-4439

All progress reports to Stanford are e-mailed or mailed to:

Office of Technology Licensing

415 Broadway Street

2nd Floor, MC 8854

Redwood City, CA 94063

[***]

Any notice related to Section 7.4 or Section 7.5 (Stanford Purchase Rights) shall be copied concurrently to [***].

Either party may change its address with written notice to the other party.

19.	MISCELLANEOUS

19.1	Waiver. No term of this Agreement can be waived except by the written consent of the party waiving compliance.

19.2

Choice of Law. This Agreement and any dispute arising under it is governed by the laws of the State of California, United States of America, applicable to agreements negotiated, executed, and performed within California.

19.3

Entire Agreement. The parties have read this Agreement and agree to be bound by its terms, and further agree that it constitutes the complete and entire agreement of the parties and supersedes all previous communications, oral or written, and all other communications between them relating to the license and to the subject hereof. In the event of conflict between the terms and conditions of this Agreement and any purchase orders, the terms and conditions of this Agreement shall prevail. This Agreement may not be amended except by writing executed by authorized representatives of both parties. No representations or statements of any kind made by either party, which are not expressly stated herein, will be binding on such party.

19.4

Exclusive Forum. Except as provided in Section 17.1, the state and federal courts having jurisdiction over Stanford, California, United States of America, provide the exclusive forum for any court action between the parties relating to this Agreement. Each party submits to the jurisdiction of such courts and waives any claim that such a court lacks jurisdiction over Syncopation or constitutes an inconvenient or improper forum.

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19.5	Headings. No headings in this Agreement affect its interpretation.

19.6

Electronic Copy. The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

19.7

Confidentiality. Stanford shall maintain the financial terms of this Agreement as well as the reports and any information provided by Syncopation to Stanford pursuant to this Agreement, in confidence and shall not disclose such terms, reports or information to any Third Party, except that Stanford may disclose the terms of this Agreement (a) to its employees, agents, consultants, contractors, PICI and/or LLS, on a need-to-know basis, and in each case, under obligations of confidentiality at least as strict as under this Agreement, or (b) as required by applicable law. Syncopation shall maintain in confidence any unpublished Technology provided to it by Stanford and shall not publicly disclose such unpublished Technology without Stanford’s consent unless and until such unpublished Technology has become publicly disclosed or is otherwise publicly available or has been disclosed by a Third Party to Syncopation without obligations of confidentiality. Stanford’s obligation to Syncopation and Syncopation’s obligation to Stanford hereunder shall be fulfilled by using at least the same degree of care with respect to the other party’s information described in this Section 19.7 as such party uses to protect its own confidential information.

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The parties execute this Agreement in duplicate originals by their duly authorized officers or representatives.

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

Signature:	/s/ [***]
Name:	[***]
Title:	Senior Associate Director, Life Sciences
Date:	August 2, 2022

SYNCOPATION LIFE SCIENCES

Signature:	/s/ [***]
Name:	[***]
Title:	Chief Operating Officer
Date:	August 2, 2022

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Appendix A - Milestones

[***]

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Appendix B - Earned Royalty Report

Licensee:

Stanford Docket number:

Period Covered: From:	Through:

Prepared By:	Date:

Approved By:	Date:

If the license covers several products, please prepare a separate report for each product. Then combine all products into a summary royalty report.

Report Type:	☐ Single Product Report:
☐ Multiproduct Summary Report. Page 1 of ______ Pages

Report of sales of Licensed Products (add lines as needed):

	Number of units sold	Gross sales amount	Net Sales (local currency)	Royalty Rate (%)	Conversion rate, if any	Total Earned Royalties (US $)
Country
USA
Other (identify)
Other (identify)
Other (identify)
Other (identify)
Sublicensee #1
Sublicensee #2
TOTAL:

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Annual Maintenance Fee paid for this period:

Creditable Earned Royalty Minimum balance available:

Balance amount due to Stanford:

The following allowances * were deducted from total gross sales to arrive at the Net Sales amounts (add lines as needed:

1. ___________________ $

2. ___________________ $

3. ___________________ $

4. ___________________ $

5. ___________________ $

The following royalty forecast is non-binding and for Stanford’s internal planning purposes only:

Royalty Forecast Under This Agreement: Next Quarter:______ Q2:______ Q3:______ Q4:______

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Please respond briefly and provide additional information, as needed:

Have you removed or added any products in this period? _______________

If so, provide the commercial name and approval date of any FDA approved products.

Product _______________ Removed/Added ______/______/______/

Product _______________ Removed/Added ______/______/______/

Are any Licensed Products manufactured outside the United States? _______________

Is so, by whom and in what country? _______________

Did any non-royalty consideration (such as a milestone payment) become due under this Agreement in the indicated period? _______________

Were any new sublicenses executed during the period? If so, attach a copy of the sublicense agreement. _______________

Was any non-royalty sublicensing consideration received from any sublicensee during the period? _______________

* On a separate page, please indicate the reasons for returns or other adjustments if significant. Also note any unusual occurrences that affected royalty amounts during this period.

To assist Stanford’s forecasting, please comment on any significant expected trends in sales volume.

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Appendix C – Technology

[***]

S19-520, S20-243: SUN&MLI	EXCLUSIVE LICENSE AGREEMENT WITH EQUITY	8/1/2022

Appendix D – Progress Report

Sent by email to Stanford OTL at [***] and [***] for the calendar year XXXX, pursuant to paragraph 6.2 of the Non/Exclusive License Agreement between Stanford University and Company, effective Month, Day, Year.

A.	List all Stanford dockets currently covered by the License Agreement. State whether any dockets have been added or dropped from the agreement in the past year.

B.

Summarize progress made with Licensed Product during the past year (2-4 paragraphs), including: work completed, key scientific discoveries, ongoing work-in-progress, plans for introducing Licensed Product to market, other relevant information.

C.	Status of Diligence Milestones that came due in the past year (per Section 6.1 / Appendix A of License Agreement). Use format below; bold text indicates required info. Add rows to table as needed.

Milestone	Status

By _____________________, 20XX

Milestone # [ ] from License Agreement:

Company will have $X,000,000 of available non-contingent operating capital to proceed with exploration and development of Licensed Product.

Completed / Not Completed [brief description of status and relevant dates] Completed. Capital was received from Investor in 20XX. [OR] Not completed. Capital will be received from Investor in 20XX.
By _____________________, 20XX Milestone # [ ] from License Agreement: First Sale of Licensed Product.

Completed / Not Completed [brief description of status and relevant dates]

Completed. First Sale occurred on ____________, 20XX. (Include description, name, field and territory of Licensed Product.) [OR]

Not Completed. First Sale has been delayed due to _______________________________. It is now anticipated that First Sale will occur on _________, 20XX.

D.	Describe any significant corporate transactions during the past year.

E.	Describe future plans, including estimated total development time remaining before Licensed Product will be commercialized.

S19-520, S20-243: SUN&MLI	EXCLUSIVE LICENSE AGREEMENT WITH EQUITY	8/1/2022

F.	Update company contacts for progress reports, patent prosecution and financial information, if needed.

S19-520, S20-243: SUN&MLI	EXCLUSIVE LICENSE AGREEMENT WITH EQUITY	8/1/2022

Appendix E – Licensed Patents

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